Exhibit 99.1

FOR IMMEDIATE RELEASE	Thursday, January 29, 2026

Celestica Announces 2026 Annual Meeting of Shareholders

TORONTO, January 29, 2026 Celestica Inc. (NYSE: CLS) (TSX: CLS) (“Celestica” or the “Company”), a global leader in data center infrastructure and advanced technology solutions, today announced that the Annual Meeting of its Shareholders (the “Meeting”) will be held on Tuesday, May 19, 2026 at 9:30 a.m. EDT in a hybrid format to be specified in the Company’s upcoming definitive proxy statement related to the Meeting.

Record Date

Celestica also announced that it has set Friday, March 27, 2026 as the record date for determining shareholders of the Company who are entitled to receive notice of, and to vote at, the Meeting.

Notice-and-Access

Celestica will be using the notice-and-access method for delivering the Company’s proxy statement and related materials to shareholders eligible to participate at the Meeting. The notice-and-access document will describe the various ways in which shareholders can obtain a copy of the Company’s proxy materials. Celestica’s proxy statement will also be available on its website at www.celestica.com/shareholder-documents and on the Company’s profiles on SEDAR+ at www.sedarplus.ca and EDGAR at www.sec.gov. The platform for the Meeting will provide shareholders the ability to listen to the Meeting live, submit questions and submit their vote during the Meeting.

About Celestica

Celestica is a technology leader dedicated to driving customer success and market advancements. With deep expertise in design, engineering, manufacturing, supply chain, and platform solutions, Celestica enables critical data center infrastructure for AI, cloud, and hybrid cloud and advances technologies in high-growth markets. With a talented team and a strategic global network, Celestica helps its customers achieve competitive advantages. For more information on Celestica, visit www.celestica.com. Our securities filings can be accessed on the Company’s profiles at www.sedarplus.ca and www.sec.gov.

Contacts:

Celestica Global Communications (416) 448-2200 media@celestica.com	Celestica Investor Relations (416) 448-2211 clsir@celestica.com